                                                                    Exhibit 5.01

                             DECHERT PRICE & RHOADS
                              30 Rockefeller Plaza
                            New York, New York 10112

                                                                   July 19, 1999

Fairchild Semiconductor International, Inc.
333 Western Avenue
Mail Stop 01-00
South Portland, Maine 04106

                  Re: 23,000,000 Shares of Class A Common Stock, as described in the Registration Statement on Form S-1 (Registration No. 333-78557)

Gentlemen and Ladies:

                  We have acted as your counsel in connection with the registration under the Securities Act of 1933, as amended, of 20,000,000 shares of your Class A Common Stock, par value $.01 per share (the "Shares"), and 3,000,000 shares of your Class A Common Stock, par value $.01 per share (the "Optional Shares"). National Semiconductor Corporation has granted the underwriters an option to purchase the Optional Shares solely to cover over-allotments, if any, in connection with the offering that is the subject of the above-referenced registration statement (the "Registration Statement"). The Shares and the Optional Shares are to be sold pursuant to an underwriting agreement (the "Underwriting Agreement"), among Fairchild Semiconductor International, Inc. (the "Company"), National Semiconductor Corporation and Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., BancBoston Robertson Stephens Inc. and BT Alex. Brown Incorporated as representatives of the several underwriters (the "Underwriters"), the form of which is included as
Exhibit 1.01 to the Registration Statement.

                  We have participated in the preparation of the Registration Statement and have reviewed the proposed form of the Underwriting Agreement, and we have examined such corporate records and documents, certificates of officers and matters of law as we have considered appropriate to enable us to give this opinion.

                  Based upon the foregoing, it is our opinion that the Shares have been duly authorized and, when delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

                  It is also our opinion that the Optional Shares have been duly authorized and are validly issued, fully paid and non-assessable.

     The opinions expressed herein are rendered solely for your benefit in connection with the transaction contemplated herein. The opinions expressed herein may not be used or relied on by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a government agency, quoted, cited or otherwise referred to without our prior written consent, except as noted below.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein, under the caption "Legal Matters." Such consent does not constitute a consent under Section 7 of the Securities Act ("Section 7"), since in consenting to the reference to our firm under such heading we have not certified any part of such Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations promulgated by the Securities and Exchange Commission.


                                                Very truly yours,

                                                /s/ Dechert Price & Rhoads